Exhibit 10.2
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), made, entered into, and effective this 7th day of March, 2005 (the “Effective Date”), by and between RAVI POTTAHIL, Ph.D. and INDIRA POTTAHIL, Ph.D., each, an individual having an address at 8806 Cliffridge Avenue, La Jolla, California 92307 (each, a “Consultant” and together, the “Consultants”), and GRANT LIFE SCIENCES, INC., a Nevada corporation with its principal place of business in Murray, Utah (hereinafter referred to as the “Corporation”).

W I T N E S S E T H:

WHEREAS, the Corporation desires to retain Consultants’ services under a consulting agreement; and

WHEREAS, each Consultant desires to provide such consulting services for the Corporation as an independent contractor, with the understanding that each shall not be required to devote each of their full time to the business of the Corporation and shall be free to pursue other personal and business interests.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, it is agreed as follows:

1. CONSULTING ARRANGEMENT. The Corporation hereby contracts for the services of Consultants and Consultants agree to perform such duties and responsibilities and to render advice and consulting as may be requested by the Corporation from time to time during the term of this consulting arrangement in connection with the Corporation’s business (“Consulting Arrangement”). Said consulting services shall include, but not be limited to,

1.	Technology Transfer of manufacturing process and know how for manufacturing of Rapid Test Strips.
2.	Technology Transfer of manufacturing process and know how for manufacturing of Colloidal Gold Suspensions
3.
Support in Development, Validation, Safety, Manufacturing, Quality Control, Dispensing, Kitting and Packing, of products licensed. (specifically as outlined in the AccuDx “Development and Manufacturing Overview”)

4.	Maintenance of the relationship with AccuDx, Inc. (“AccuDx”) to support the aforementioned activities.

Consultants shall use their best efforts to keep the Corporation informed of all corporate business opportunities which shall come to each of their attention and appear beneficial to the Corporation’s business so that the Corporation can obtain the maximum benefits from Consultants’ knowledge, experience, and personal contacts.

2. RELATIONSHIP BETWEEN PARTIES. During the term of the Consulting Arrangement, each of the Consultants shall be employed by AccuDx, Inc. and shall be deemed to be independent contractors of the Corporation. Each Consultant shall be free to devote each of their time, energy and skill to any such person, firm or company as each deems advisable except to the extent each is obligated to devote each of their time, energy and skill to the Corporation pursuant to the terms of this Agreement. Consultants shall not be considered as having an employee status vis-à-vis the Corporation, or by virtue of the Consulting Arrangement being entitled to participate in any plans, arrangements or distributions by the Corporation pertaining to or in connection with any pension, stock, bonus, profit sharing, welfare benefits, or similar benefits for the regular employees of the Corporation. The Corporation shall not withhold any taxes in connection with the compensation due Consultants hereunder, and Consultants will be responsible for the payment of any such taxes and hereby agrees to indemnify the Corporation against nonpayment thereof.

3. TERM OF CONSULTING ARRANGEMENT. The Consulting Arrangement shall begin effective as of the Effective Date of this Agreement and shall continue for a period of twenty-seven (27) months, until April 5, 2008 (the “Consulting Period”); provided, however, that if and to the extent either of the Consultants does not remain an employee of AccuDx, the Corporation may terminate the Agreement.

4. COMPENSATION FOR THE CONSULTING ARRANGEMENT. Consultants shall be entitled to receive $150,000 worth of common stock of the Corporation (the “Share Value”), par value $.001 per share which is to be registered on Form S-8 in the name of Ravi Pottahil, of which one-third shall be issued six months from the date hereof, one-third shall be issued 12 months from the date hereof and one-third shall be issued 18 months from the date hereof. The number of shares received shall equal the Share Value divided by the average price of the common stock during the fifteen (15) trading days prior to the date hereof; provided, however, that the Consultants shall not receive more than 310,000 shares of the common stock of the Corporation.

Pursuant to Article 3, if either of the Consultants shall leave AccuDx prior to the end of Consulting Period, Ravi Pottahil shall return to the Corporation a pro rata portion of the Shares equal to the balance of the Consulting Period.

5. CONFIDENTIALITY COVENANTS.

5.1 Acknowledgments by the Consultants. Each of the Consultants acknowledges that (a) during the Consulting Period and as a part of the Consulting Arrangement, each Consultant will be afforded access to Confidential Information (as defined below); (b) public disclosure of such Confidential Information could have an adverse effect on the Corporation and its business; (c) because the Consultants possess substantial technical expertise and skill with respect to the Corporation’s business, the Corporation desires to obtain exclusive ownership of each Consultant Invention (as defined below), and the Corporation will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Consultant Invention; (d) the provisions of this Section 5 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Corporation with exclusive ownership of all Consultant Inventions.

5.2 Agreements of the Consultant. In consideration of the compensation and benefits to be paid or provided to the Consultants by the Corporation under this Agreement, each of the Consultants covenants as follows:

(a) Confidentiality.

(i) During and following the Consulting Period, the Consultant will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Corporation or except as otherwise expressly permitted by the terms of this Agreement.

(ii) Any trade secrets of the Corporation will be entitled to all of the protections and benefits under any applicable law. If any information that the Corporation deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Consultant hereby waives any requirement that the Corporation submit proof of the economic value of any trade secret or post a bond or other security.

(iii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Consultant demonstrates was or became generally available to the public other than as a result of a disclosure by the Consultant.

(iv) The Consultant will not remove from the Corporation’s premises (except to the extent such removal is for purposes of the performance of the Consultant’s duties at home or while traveling, or except as otherwise specifically authorized by the Corporation) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Consultant recognizes that, as between the Corporation and the Consultant, all of the Proprietary Items, whether or not developed by the Consultant, are the exclusive property of the Corporation. Upon termination of this Agreement by either party, or upon the request of the Corporation during the Consulting Period, the Consultant will return to the Corporation all of the Proprietary Items in the Consultant’s possession or subject to the Consultant’s control, and the Consultant shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

(b) Consultant Inventions. Each Consultant Invention will belong exclusively to the Corporation. The Consultant acknowledges that all of the Consultant’s writing, works of authorship, and other Consultant Inventions are works made for hire and the property of the Corporation, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Consultant hereby assigns to the Corporation all of the Consultant’s right, title, and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Consultant Inventions. Each Consultant covenants that each will promptly:

(i) disclose to the Corporation in writing any Consultant Invention;

(ii) assign to the Corporation or to a party designated by the Corporation, at the Corporation’s request and without additional compensation, all of the Consultant’s right to the Consultant Invention for the United States and all foreign jurisdictions;

(iii) execute and deliver to the Corporation such applications, assignments, and other documents as the Corporation may request in order to apply for and obtain patents or other registrations with respect to any Consultant Invention in the United States and any foreign jurisdictions;

(iv) sign all other papers necessary to carry out the above obligations; and

(v) give testimony and render any other assistance in support of the Corporation’s rights to any Consultant Invention.

5.3 Disputes or Controversies. Each of the Consultants recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Corporation, the Consultants, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

5.4 Definitions.

(a) For the purposes of this Section 5, “Confidential Information” shall mean any and all:

(i) trade secrets concerning the business and affairs of the Corporation, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information.

(ii) information concerning the business and affairs of the Corporation (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented); and

(iii) notes, analyses, compilations, studies, summaries, and other material prepared by or for the Corporation containing or based, in whole or in part, on any information included in the foregoing.

(b) For the purposes of this Section 5, “Consultant Invention” shall mean any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by either of the Consultants, either solely or in conjunction with each other or others, during the Consulting Period, or a period that includes a portion of the Consulting Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Corporation, and any such item created by either of the Consultants, either solely or in conjunction with each other or others, following termination of the Consultant’s Consulting Arrangement with the Corporation, that is based upon or uses Confidential Information.

6. NON-COMPETITION AND NON-INTERFERENCE

6.1 Acknowledgments by the Consultant. Each of the Consultants acknowledges that: (a) the services to be performed by each of them under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Corporation competes with other businesses that are or could be located in any part of the United States and worldwide; (d) the provisions of this Section 6 are reasonable and necessary to protect the Corporation’s business.

6.2 Covenants of the Consultant. In consideration of the acknowledgments by the Consultants, and in consideration of the compensation and benefits to be paid or provided to each Consultant by the Corporation, each Consultant covenants that each may, directly or indirectly:

(a) during the Consulting Period, except in the course of the Consulting Arrangement hereunder, and during the Post-Consulting Period (as defined below), engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Consultant’s name or any similar name to, lend Consultant’s credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Corporation anywhere within the United States; provided, however, that the Consultant may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

(b) whether for the Consultant’s own account or for the account of any other person, at any time during the Consulting Period and the Post-Consulting Period, solicit business of the same or similar type being carried on by the Corporation, from any person known by the Consultant to be a customer of the Corporation, whether or not the Consultant had personal contact with such person during and by reason of the Consultant’s Consulting Arrangement with the Corporation;

(c) whether for the Consultant’s own account or the account of any other person (i) at any time during the Consulting Period and the Post-Consulting Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Corporation at any time during the Consulting Period or in any manner induce or attempt to induce any employee of the Corporation to terminate the Consulting Arrangement with the Corporation; or (ii) at any time during the Consulting Period and for three years thereafter, interfere with the Corporation’s relationship with any person, including any person who at any time during the Consulting Period was an employee, contractor, supplier, or customer of the Corporation; or

(d) at any time during or after the Consulting Period, disparage the Corporation or any of its shareholders, directors, officers, employees, or agents.

For purposes of this Section 6.2, the term “Post-Consulting Period” means the three-year period beginning on the date of termination of the Consultants’ Consulting Arrangement with the Corporation.

If any covenant in this Section 6.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Consultants.

The period of time applicable to any covenant in this Section 6.2 will be extended by the duration of any violation by each Consultant of such covenant.

7.
NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties).

If to the Corporation:	Stan Yakatan
Chief Executive Officer
Grant Life Sciences, Inc.
64 East Winchester
Suite 205
Murray, UT 84107

With a copy to:	Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Floor
New York, NY 10018

If to the Consultants:	Ravi Pottahil
8806 Cliffridge Avenue
La Jolla, CA 92307
Facsimile: (858) 777-3600

10. BINDING EFFECT. This Agreement shall extend to, shall inure to the benefit of and shall be binding upon all the parties hereto and upon all of their respective heirs, successors and representatives.

11. ENTIRE AGREEMENT. This Agreement, including the agreements incorporated by reference, contains the entire Agreement among the parties hereto with respect to the matters contemplated hereby and supersedes all prior agreements and undertakings between the parties with respect to such matters. This Agreement may not be amended, modified or terminated in whole or in part, except in writing, executed by each of the parties hereto.

12. INDEMNIFICATION. Each of the Consultants hereby agrees to hold harmless and indemnify Corporation from and against any and all loss, damage, expense, and cost (including reasonable attorneys’ fees incurred in connection with the same) incurred by Corporation as a result of either Consultant’s breach of any covenant or agreement made herein.

13. SPECIFIC PERFORMANCE. Each of the Consultants acknowledges that each of them obligations hereunder are unique, and that it would be extremely impracticable to measure the resulting damages if either of the Consultants should default in either of their obligations under this Agreement. Accordingly, in the event of the failure by either of the Consultants to perform each of them obligations hereunder, which failure constitutes a breach hereof by him/her, the Corporation may, in addition to any other available rights or remedies, sue in equity for specific performance and, in connection with any such suit, the Consultants expressly waive the defense therein that the Corporation has an adequate remedy at law.

14. SEVERABILITY. Should any part of any provision of this Agreement be declared invalid by a court of competent jurisdiction, such decision or determination shall not affect the validity of any remaining portion of such provision or any other provision and the remainder of the Agreement shall remain in full force and effect and shall be construed in all respects as if such invalid or unenforceable provision or portion thereof were not contained herein. In the event of a declaration of invalidity, the provision or portion thereof declared invalid shall not necessarily be invalidated in its entirety, but shall be observed and performed by the parties to the Agreement to the extent such provision is valid and enforceable.

15.  SECTION HEADINGS. The section headings contained herein are for convenience of reference only and shall not be considered any part of the terms of this Agreement.

16. CHOICE OF LAW. This Agreement shall be interpreted and performed in accordance with the laws of the State of Utah, and the parties agree, notwithstanding the principles of conflicts of law, that the internal laws of the State of Utah shall govern and control the validity, interpretation, performance, and enforcement of this Agreement.

IN WITNESS WHEREOF, Consultants have hereunto put their hand, and the Corporation has caused this instrument to be executed in its corporate name by its duly authorized officer, all as of the day and year first above written.

CONSULTANT:

/s/ Ravi Pottahil
Ravi Pottahil Ph.D.

/s/ Indira Pottahil
Indira Pottahil, Ph.D.

CORPORATION:

GRANT LIFE SCIENCES, INC.

By: /s/ Stan Yakatan
Stan Yakatan, CEO